Exhibit 5.1

March 1, 2021

AVITA MEDICAL, INC.

28159 Avenue Stanford

Suite 220

Valencia, CA 91355

Ladies and Gentlemen:

We have acted as counsel to AVITA Medical, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company today of 3,214,250 shares (the “Shares”) of its Common Stock, par value $0.0001 per share (“Common Stock”) pursuant to the Underwriting Agreement dated February 24, 2021 (the “Underwriting Agreement”) by and among the Company and Piper Sandler & Co. and Cowen and Company, LLC (the “Underwriters”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation, as amended in the form attached to the Fact Certificate (as defined below); (ii) the Company’s Amended and Restated Bylaws in the form attached to the Fact Certificate; (iii) the Company’s Registration Statement on Form S-3 (File No. 333-249419) which was filed with the Securities and Exchange Commission (the “Commission”) on October 9, 2020 (the “Registration Statement”), under the Securities Act of 1933 (the “1933 Act”); (iv) the Underwriting Agreement; (v) the prospectus, dated as of October 16, 2020 (the “Base Prospectus”), which forms part of the Registration Statement; (vi) the preliminary prospectus supplement, dated February 23, 2021; (vii) the prospectus supplement, dated February 24, 2021 (the “Prospectus Supplement”); (viii) resolutions adopted by the Company’s Board of Directors on February 11, 2021 and by the Pricing Committee of the Company’s Board of Directors on February 24, 2021, relating to the issuance and sale of the Shares; (ix) a good standing certificate of the Company, dated February 26, 2021, obtained from the Secretary of State of the State of Delaware (the “Good Standing Certificate”), and (x) the stock ledger of the Company (the “Ledger”). The documents listed in clauses (i) and (ii) above are collectively referred to herein as the “Organizational Documents”. We have also examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion. In addition, as to certain matters of fact that are material to our opinions, we have also examined and relied on a certificate from an officer of the Company (the “Fact Certificate”) (a copy of which has been furnished to you), and on the representations of the Company set forth in the Underwriting Agreement. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.” We have not independently established any of the facts so relied on.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We also have assumed that the issuance of the Shares will be noted in the Ledger. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, the Shares have been duly authorized and, when issued and paid for as described in the Prospectus Supplement and pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law (the “DGCL”), and reported judicial decisions interpreting the DGCL, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Form 8-K being filed in connection with entry into the Underwriting Agreement and to any and all references to our firm in the Prospectus. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L GATES LLP